CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Relations
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Announces Proposed Offering
of Unsecured Convertible Senior Notes

TROY, Mich., (Sept. 18, 2017) – Meritor, Inc. (NYSE: MTOR) today announced it intends, subject to market and other conditions, to offer $300 million aggregate principal amount of unsecured convertible senior notes due 2037 (the “notes”) to qualified institutional buyers in a private placement. Meritor expects to grant the initial purchasers of the notes an option to purchase up to an additional $25 million aggregate principal amount of the notes.

In certain circumstances, the notes will be convertible into cash up to the principal amount of the note surrendered for conversion. For the remainder of Meritor’s conversion obligation, if any, in excess of the principal amount, the notes will be convertible into cash, shares of Meritor common stock or a combination of cash and common stock, at Meritor’s election, subject to certain limitations. The reference price used to calculate the initial conversion price for the notes will be the arithmetic average of the U.S. composite volume weighted average price of Meritor’s common stock on each of Monday, September 18, 2017, and Tuesday, September 19, 2017, in each case, including the opening trade and excluding the closing trade on each such day.

Each of Meritor’s wholly owned subsidiaries from time to time guaranteeing Meritor’s senior secured credit facility (as it may be amended, extended, replaced or refinanced, or any subsequent credit facility) will guarantee the notes on a senior unsecured basis.

The company currently expects to use the net proceeds from the offering of the notes to purchase, redeem or otherwise repay a portion of its outstanding debt.

The notes to be offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer or sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This release contains forward-looking statements relating to the proposed private placement and Meritor's intended use of proceeds from such private placement. Such statements are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "intends," "expect," "will" and similar expressions. Actual results may differ materially from such forward-looking statements as a result of certain risks and uncertainties. The forward-looking statements in this release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR.